Ready Capital Corporation Prices $225 Million of Senior Secured Notes Due 2031 and Announces Redemption of $350 Million of Notes Due 2026

New York, New York, September 18, 2026 / Globe Newswire / Ready Capital Corporation ("Ready Capital" or the "Company") (NYSE: RC) today announced that its subsidiary, ReadyCap Holdings II, LLC (the "Issuer"), has priced a private placement of $225.0 million in aggregate principal amount of 10.00% Senior Secured Notes due 2031 (the "New Notes"). Additionally, ReadyCap Holdings, LLC ("RCH"), a subsidiary of the Company, issued a notice of redemption for the entire $350.0 million outstanding aggregate principal amount of the 4.50% Senior Secured Notes due 2026 (the "Existing Notes").

The New Notes were priced at 99.5% of principal amount and are expected to close on September 28, 2026. Net proceeds, together with available cash, will be used to redeem the Existing Notes in full at 100% of principal amount plus accrued and unpaid interest. The transaction retires $350.0 million of corporate debt maturing this year, funds approximately two-thirds of that repayment with new capital maturing in 2031 and reduces corporate secured debt outstanding by $125 million.

The redemption of the Existing Notes will complete a material milestone of the Company’s balance sheet repositioning program announced in the fourth quarter of 2025. Over the course of the plan, Ready Capital will have generated approximately $2.3 billion of cash; repaid $1.7 billion of asset-level financing; and retired $549 million of corporate debt. Following the redemption of the Existing Notes, the Company’s sole remaining 2026 corporate debt maturity will be $100.0 million due in November 2026, which the Company expects to repay at maturity from cash on hand.

The Company expects to shift its emphasis from liquidity generation to earnings growth. It intends to deploy capital into current market-yielding originations across its core commercial real estate debt and small business lending platforms.

"In the fourth quarter of 2025, we embarked on a plan to de-lever, generate significant liquidity and reset the balance sheet, and with the $350 million redemption that work is substantially complete," said Thomas Capasse, Ready Capital’s Chairman and Chief Executive Officer. "This execution demonstrates that investors continue to underwrite the quality of our collateral and the credibility of our business plan. From here our emphasis moves from managing liquidity to growing earnings behind our core CRE and SBA franchises."

Piper Sandler & Co. acted as the placement agent for the offering. Alston & Bird LLP served as counsel for the Company, and Ropes & Gray LLP served as counsel for the placement agent.

About Ready Capital Corporation

Ready Capital Corporation (NYSE: RC) is a multi-strategy real estate finance company that originates, acquires, finances and services lower-to-middle-market investor and owner occupied commercial real estate loans. The Company specializes in loans backed by commercial real estate, including agency multifamily, investor, construction, and bridge as well as U.S. Small Business Administration loans under its Section 7(a) program. Headquartered in New York, New York, the Company employs over 400 professionals nationwide.

No Offer or Solicitation

This press release does not constitute an offer to sell, or a solicitation of an offer to buy, any securities in any jurisdiction in which such offer, solicitation or sale would be unlawful, nor does it constitute a notice of redemption of the Existing Notes. The New Notes and the related guarantees have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws, and may not be offered or sold in the United States absent an effective registration statement or an applicable exemption from registration requirements. The New Notes were offered and will be sold in a private placement in reliance on Section 4(a)(2) of the Securities Act to a limited number of institutional accredited investors as defined in Rule 501(a) of Regulation D. Any redemption of the Existing Notes will be made solely pursuant to the applicable notice of redemption and governing documents.

Safe Harbor Statement

This press release contains statements that constitute "forward-looking statements," as such term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are intended to be covered by the safe harbor provided by the same. These statements are based on management's current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements; the Company can give no assurance that its expectations will be attained. These statements include, without limitation, statements regarding the expected closing of the New Notes offering, the intended redemption of the Existing Notes and the timing thereof, the expected repayment of the Company's November 2026 corporate debt maturity, the completion of the Company's balance sheet repositioning plan, and the Company's expectations regarding future leverage, originations and earnings. Factors that could cause actual results to differ materially from the Company's expectations include, but are not limited to, applicable regulatory changes; general volatility of the capital markets; changes in the Company's investment objectives and business strategy; the availability of financing on acceptable terms or at all; the availability, terms and deployment of capital; the availability of suitable investment opportunities; changes in the interest rates or the general economy; increased rates of default and/or decreased recovery rates on investments; changes in interest rates, interest rate spreads, the yield curve or prepayment rates; changes in prepayments of the Company's assets; the degree and nature of competition, including competition for the Company's target assets; and other factors, including those set forth in the Risk Factors section of the Company's most recent Annual Report on Form 10-K filed with the SEC, and other reports filed by the Company with the SEC, copies of which are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Investor Relations
Ready Capital Corporation
212-257-4666
InvestorRelations@readycapital.com
Additional information can be found on the Company’s website at www.readycapital.com.